Exhibit 1U-15.1

Alzamend Neuro®, Inc. Registration is Closing to Join the Shareholder and Investor Conference Call and Webcast set for Tomorrow, November 17, 2020 to Provide Update and Plans for 2021

Tampa. FL – (Business Newswire – November 16, 2020) – Alzamend Neuro®, Inc. (“Alzamend®” or the “Company”) reminds shareholders, investors and all interested parties that mandatory registration is closing Tuesday morning for the conference call and webcast to be held that day November 17th at 5:00pm ET (2:00pm PT) led by Alzamend’s Founder and Chairman, Milton “Todd” Ault, III, and Stephan Jackman, Alzamend’s CEO and Director. The conference call and webcast will provide an update on the Company’s activities and accomplishments and present the Company’s plans for 2021.

This conference call and webcast virtual meeting will be available via Zoom as well as a conference call dial-in to update current shareholders and employees of the Company, prospective investors and anyone else interested in learning more about Alzamend Neuro and the latest in research on how to develop means to combat Alzheimer’s disease, with pre-registration mandatory by all attendees. To start the pre-registration process, please use this link, http://webinar.alzamend.com

Mr. Ault, said, “We are looking forward to hosting this Shareholder and Investor Conference Call and Webcast and are very pleased to present the progress the Company has made with its two therapeutic treatments and the plans that will be presented for 2021 and beyond.”

For more information, Alzamend recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available on the Company’s website, www.Alzamend.com or available at www.sec.gov.

About Alzamend Neuro

Alzamend Neuro®, Inc., (“Alzamend®)” is a Delaware corporation with its corporate headquarters in Tampa, Florida with nexus in California. The mission of Alzamend® is to help the Alzheimer’s community by supporting the full product development life cycle of treatment and cures for Alzheimer’s Disease (“AD”) driven by the belief that strong support of research is the foundation for true innovation. Alzamend® is currently working to transition two therapeutics targeting Alzheimer’s disease (“AD”) from the preclinical stage at the University of South Florida into the clinical stage and towards full commercialization. Alzamend® has licensed both a patented mutant-peptide immunotherapeutic (AL002 or E22W42) for use as a treatment or vaccine and a lithium based ionic cocrystal therapy (AL001) that may greatly reduce or eliminate the symptoms of agitation and other endpoints for mild to moderate stage patients diagnosed with AD. There are no profound treatments today for Alzheimer’s disease. With AL001 and AL002, the Company believes that we can change that.

Forward-looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and those statements are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333

Company Website: www.Alzamend.com

Facebook: https://www.facebook.com/AlzamendNeuro/

Twitter: https://twitter.com/AlzamendNeuro

Instagram: https://www.instagram.com/alzamendneuro/